UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 27, 2011

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI  96819

 (Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Definitive Agreement

On June 27, 2011, Hawaiian Airlines, Inc. (“Hawaiian”), a Delaware corporation and wholly-owned subsidiary of Hawaiian Holdings, Inc. (“Registrant”), entered into a Purchase Agreement (“Purchase Agreement”) with Wells Fargo Bank Northwest, a national banking association organized under the laws of the United States of America (“Wells Fargo”), not in its individual capacity, but solely as owner trustee of trusts beneficially owned by BCC Equipment Leasing Corporation (“BCC”) and MDFC Spring Company (“MDFC”), providing for the purchase of fifteen Boeing 717-200 aircraft, each such aircraft including two Rolls Royce Deutschland Ltd & Co KG model BR700-715 engines (“Boeing Aircraft”).  The aggregate purchase price for the Boeing Aircraft is $230 million.

A portion of the purchase price of the Boeing Aircraft was financed out of the proceeds of fifteen Facility Agreements (each a “Boeing Facility Agreement” and, collectively, “Boeing Facility Agreements”), each dated as of June 27, 2011, between Hawaiian, as borrower, and Boeing Capital Loan Corporation, as loan participant (“Boeing Capital”).  Each Boeing Facility Agreement provides for the financing by Boeing Capital of one of the Boeing Aircraft.  The Boeing Facility Agreements provide for loans in the aggregate principal amount of approximately $193 million (“Boeing Loans”).  The Boeing Loans will each bear interest at a fixed rate of 8% per annum, will have a loan term of eight years, and are each subject to a balloon payment at maturity.  The Boeing Loans are secured by a first priority security interest in each of the Boeing Aircraft.

Hawaiian also entered into three Lease Agreements (each a “Lease Agreement” and, collectively, “Lease Agreements”), each dated as of June 29, 2011, with Wells Fargo, not in its individual capacity, except as expressly provided therein, but solely as owner trustee.  Each Lease Agreement provides for the lease by Hawaiian of one Boeing 717-200 aircraft (“Leased Aircraft”).  The initial term of each Lease Agreement is eight years, commencing on the date each Leased Aircraft is delivered to Hawaiian.  Rent is payable monthly at specified amounts, subject to certain adjustments.  The Lease Agreements also obligate Hawaiian to make monthly maintenance deposits to Wells Fargo under certain circumstances.  One of the Leased Aircraft is currently scheduled to be delivered in the third quarter of 2011, and the remaining two are currently scheduled to be delivered in the fourth quarter of 2011.

On June 29, 2011, Hawaiian entered into a Loan Agreement (“Loan Agreement”) with Landesbank Hessen-Thüringen Girozentrale, as administrative agent; Wells Fargo, not in its individual capacity, except as expressly stated therein, as security trustee; each of Landesbank Hessen-Thüringen Girozentrale, KFW IPEX-Bank GmbH, and Natixis Transport Finance, as lenders; and any additional lenders from time to time party thereto, in the aggregate principal amount not to exceed $66 million (“Airbus Loan”).  The proceeds of the Loan Agreement will be used by Hawaiian to finance a portion of the purchase price of one Airbus A330-200 aircraft (“Airbus Loan Aircraft”).  The Airbus Loan will bear interest, at Hawaiian’s election, at either a floating rate based on a margin over LIBOR or a fixed rate, will fully amortize over a twelve year period commencing on the date the Airbus Loan is disbursed, and is subject to a prepayment fee for voluntary prepayments during the first three years of the Loan Agreement.  The Airbus Loan is secured by a first priority security interest in the Airbus Loan Aircraft.  The Airbus Loan Aircraft is currently scheduled to be delivered in the first quarter of 2012.

Hawaiian also entered into two Facility Agreements (each an “Airbus Facility Agreement” and, collectively, “Airbus Facility Agreements”), each dated as of June 29, 2011, between Hawaiian, as borrower, Bank of Utah, as security trustee, and each of Norddeutsche Landesbank Girozentrale and BNP Paribas, as loan participants.  Each Airbus Facility Agreement provides loans in the aggregate principal amount of $67 million (each an “Airbus Facility Loan” and, collectively, “Airbus Facility Loans”).  The proceeds from each of the Airbus Facility Agreements will be used by Hawaiian to finance a portion of the purchase of one Airbus A330-200 aircraft (collectively, “Airbus Facility Aircraft”).  The Airbus Facility Loans will bear interest, at Hawaiian’s election, at either a floating rate based on a margin over LIBOR or a fixed rate, are subject to a balloon payment at maturity, and are subject to prepayment fees for voluntary prepayments during the first three years of the Airbus Facility Agreements.  One Airbus Facility Loan will have a twelve year term and the other Airbus Facility Loan will have a ten year term, in each case commencing on the date such Airbus Facility Loan is disbursed.  The Airbus Facility Loans are secured by a first priority security interest in each of the Airbus Facility Aircraft.  One Airbus Facility Aircraft is currently scheduled to be delivered in the fourth quarter of 2011, and the second Airbus Facility Aircraft is currently scheduled to be delivered in the second quarter of 2012.

The Registrant previously announced, in February 2008, the execution of an agreement with Airbus S.A.S. (and amendments to such agreement have subsequently been disclosed) for, among other things, the purchase of the Airbus Loan Aircraft and the Airbus Facility Aircraft.

The foregoing descriptions of the Purchase Agreement, Boeing Facility Agreements, Lease Agreements, Loan Agreement and Airbus Facility Agreements are not complete and are qualified in their entirety by reference to the full text of such agreements which the Registrant intends to file with the Securities and Exchange Commission as exhibits to its Quarterly Report on Form 10-Q for the second quarter of its 2011 fiscal year.  The Registrant also intends to seek confidential treatment of certain terms of such agreements at such time.

ITEM 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hawaiian Holdings, Inc.

Date: July 1, 2011	By:	/s/ Peter R. Ingram
Peter R. Ingram
Executive Vice President, Chief Financial Officer and Treasurer